UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2017

VIRTUSA CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33625	04-3512883
(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

2000 West Park Drive Westborough, Massachusetts	01581
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 389-7300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Definitive Agreement.

Investment Agreement

On May 3, 2017, Virtusa Corporation (the “Company”) and Orogen Viper LLC (the “Purchaser”), entered into an Investment Agreement (the “Investment Agreement”), pursuant to which the Company issued and sold to the Purchaser, and the Purchaser purchased from the Company, an aggregate of 70,000 shares of voting convertible preferred stock of the Company, designated as the Company’s 3.875% Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), and 38,000 shares of a separate class of non-voting convertible preferred stock of the Company, designated as the Company’s 3.875% Series A-1 Convertible Preferred Stock, par value $0.01 per share (the “Series A-1 Preferred Stock” and, together with the Series A Preferred Stock, the “Preferred Stock”), in each case for a purchase price of $1,000 per share, representing $108.0 million of gross proceeds to the Company.

Board Representation

The Investment Agreement provides the Purchaser the right, pursuant to the terms of the Series A Preferred Stock, to appoint a director to serve on our Board.  Pursuant to the Investment Agreement, in connection with the closing of the transactions contemplated by the Investment Agreement (the “Closing”), our Board of Directors (the “Board”) increased the size of the Board from nine directors to ten directors and elected Vikram S. Pandit, the initial nominee designated by the Purchaser, to the Board, subject to replacement pursuant to the procedures described in the Investment Agreement.  Such appointment right will terminate if the Purchaser and its affiliates fail to retain beneficial ownership of at least 50% of the number of shares of our common stock underlying the Preferred Stock held by the Purchaser immediately following the Closing.

Following the conversion of the Preferred Stock into shares of our common stock, so long as the Purchaser retains beneficial ownership of at least 50% of the number of shares of our common stock underlying the Preferred Stock held by the Purchaser immediately following the Closing, we have agreed to include one nominee of the Purchaser for election as a director of the same class (whether Class I, Class II or Class III) as the other directors nominated by us for election at our next meeting of stockholders following such conversion, and to renominate such individual thereafter at each meeting of stockholders electing such class of directors.  We are required to use our reasonable efforts to cause the election of such person.

Standstill

Pursuant to the Investment Agreement, the Purchaser has agreed, subject to certain exceptions, that until the later of (1) the first date on which there is no Purchaser-affiliated director serving on our Board, and (2) May 3, 2019 (the “Standstill Period”), the Purchaser will not, among other things, subject to certain exceptions described in the Investment Agreement: (i) acquire any securities of the Company if, immediately after such acquisition, the Purchaser would collectively own in the aggregate more than 20.0% of the then outstanding common stock of the Company, (ii) propose or seek to effect any tender or exchange offer, merger or other business combination involving the Company or its securities, or make any public statement with respect to such transaction, (iii) make, or in any way participate in any “proxy contest” or other solicitation of proxies, (iv) seek election or appointment to, or representation on, our Board other than as set forth in the Investment Agreement or the Series A Certificate of Designations (as defined below), or seek the removal of any of our directors, or (v) conduct any referendum of stockholders of the Company or make or be the proponent of any stockholder proposal.

Transfer Restrictions and Registration Rights

The Investment Agreement restricts the Purchaser’s ability to transfer the Preferred Stock or shares of our common stock issued or issuable upon conversion of the Preferred Stock, subject to certain exceptions specified in the Investment Agreement. In particular, prior to the earliest of (i) May 3, 2019, (ii) a change of control of the Company or entry into a definitive agreement for a transaction that, if consummated, would result in a change of control of the Company, and (iii) the later of May 3, 2018 and the first date on which there is no Purchaser-affiliated director serving on our Board, the Purchaser will be restricted from selling, offering, transferring, assigning, pledging, mortgaging, hypothecating, gifting or disposing the Preferred Stock or shares of common stock issued or issuable upon conversion of the Preferred Stock. Such restrictions also prohibit the Purchaser from entering into or engaging in any hedge, swap, short sale, derivative transaction or other agreement or arrangement that transfers any ownership of, or interests in, the shares of Preferred Stock or shares of common stock issued or issuable upon conversion of the Preferred Stock.  These restrictions do not apply to, among others, transfers to affiliates or in connection with certain third-party tender offers.

Subject to certain limitations, the Investment Agreement provides the Purchaser with certain registration rights for the shares of common stock underlying the Preferred Stock (including any shares issued or issuable as dividends on the Preferred Stock) held by the Purchaser.

The Investment Agreement contains other customary terms for private investments in public companies, including representations, warranties and covenants.

The foregoing description of the Investment Agreement is qualified in its entirety by reference to the Investment Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.  The Investment Agreement is attached hereto as an exhibit to provide investors and security holders with information regarding its terms.  It is not intended to provide any other factual information about the Company.  The representations, warranties and covenants contained in the Investment Agreement were made only for purposes of the Investment Agreement and as of specific dates, were solely for the benefit of the parties to the Investment Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Investment Agreement.

Amendment to Credit Agreement

On May 3, 2017, we entered into Amendment No. 1 to Credit Agreement with JPMorgan Chase Bank, N.A. (the “Administrative Agent”) and the lenders party thereto (the “Credit Agreement Amendment”), amending our Credit Agreement, dated as of February 25, 2016, with such parties (as so amended, the “Amended Credit Agreement”).  Pursuant to the Amended Credit Agreement Amendment, we are permitted, among other things, to issue the Preferred Stock and pay certain dividends with respect to the Preferred Stock.  The Credit Agreement Amendment contains other customary terms for amendments of this type, including representations, warranties and covenants.  The foregoing description of the Credit Agreement Amendment is qualified in its entirety by reference to the Credit Agreement Amendment, which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures concerning the Investment Agreement and the terms of the Preferred Stock contained in Item 1.01 above or Item 5.03 below (as applicable), are hereby incorporated into this Item 2.03 by reference.

Item 3.02.  Unregistered Sales of Equity Securities.

The disclosures concerning the Investment Agreement contained in Item 1.01 above and the Preferred Stock contained in 5.03 below are hereby incorporated into this Item 3.02 by reference. The offer and sale of the Preferred Stock pursuant to the Investment Agreement is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act. The Purchaser has represented to the Company that it is an “accredited investor” as defined in Rule 501 under the Securities Act and that the Preferred Stock is being acquired for investment purposes and not with a view to or for sale in connection with any distribution thereof in violation of any federal or state securities laws.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 3, 2017, the Board elected Vikram S. Pandit as a director of the Company, as a “Purchaser Designee” as defined in the Investment Agreement and as the “Preferred Director” as defined in the Series A Certificate of Designations, to serve until his successor is duly elected and qualified, or until his sooner death, resignation or removal.

In connection with Mr. Pandit’s election to the Board, under the Company’s Amended and Restated Director Compensation Policy, on May 3, 2017, Mr. Pandit will receive a restricted stock unit (“RSU”) in the amount of $50,000 issuable for 1,636 shares of the Company’s common stock for his initial, one time grant, with a vesting period of 33.3% on each of June 1, 2018, 2019 and 2020, as well as a prorated grant of RSUs in the amount of $33,333 (based on a $100,000 annual grant) issuable for 1,091 shares of the Company’s common stock as part of annual board compensation, with a vesting period of 33.3% on each of September 1, 2017, 2018 and 2019. Each RSU will have an issuance price of $30.55 and accelerates by 12 months upon a change of control of the Company. In addition, the Company will pay to Mr. Pandit a director fee of $50,000, payable in equal installments quarterly.

Vikram S. Pandit, age 60, since July 1, 2016 has served as Chairman and Chief Executive Officer of The Orogen Group LLC, an operating company he created with Atairos Group, Inc. that makes control and other strategic investments in financial services companies and related businesses.  Mr. Pandit has more than 35 years of professional experience and previously was Chief Executive Officer and a member of the Board of Directors of Citigroup Inc. from December 2007 until October 2012. In July 2007, when Citigroup acquired Old Lane LLC, a hedge fund of which he was a founding member and Chairman of the members committee since 2006, Mr. Pandit became Chairman and CEO of Citi Alternative Investments and later led Citi’s Institutional Clients Group prior to being appointed CEO of Citigroup. Prior to Old Lane, Mr. Pandit served as the Chief Operating Officer of Institutional Securities and Investment Banking businesses, a Division of Morgan Stanley, from September 2000 to March 2005. He served as the President of Institutional Securities at Morgan Stanley from December 2003 to March 2005 and Co-President since September 2000. Mr. Pandit began his career at Morgan Stanley in 1983.

Mr. Pandit currently serves as an Independent Director of Bombardier Inc. since 2014. He serves as a Member of Advisory Board of NerdWallet, Inc. since 2015. Mr. Pandit serves as a Member of the Board of Overseers of Columbia Business School. He serves as a Member of the Governing Board of The Indian School of Business.  Mr. Pandit previously served as a Director of The Nasdaq OMX Group, Inc. [Nasdaq: NDAQ] from 2000 to 2003. Mr. Pandit also served as a Director of the

Institute of International Finance, Inc. He holds an MS degree and a BS degree in Electrical Engineering from Columbia University and received his PhD in Finance from Columbia.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Certificates of Designation

On May 3, 2017, we filed with the Secretary of State of the State of Delaware (i) a Certificate of the Powers, Designations, Preferences and Rights of the 3.875% Series A Convertible Preferred Stock (the “Series A Certificate of Designations”) and (ii) a Certificate of the Powers, Designations, Preferences and Rights of the 3.875% Series A-1 Convertible Preferred Stock (the “Series A-1 Certificate of Designations” and, together with the Series A Certificate of Designations, the “Certificates of Designations”).  Generally, except with respect to certain voting rights, and a conversion trigger applicable to the Series A-1 Preferred Stock described below as the “HSR Conversion,” the rights, preferences and privileges of the Series A Preferred Stock and the Series A-1 Preferred Stock are substantially identical.

The Preferred Stock has a liquidation preference of $1,000 per share. In addition, cumulative preferred dividends accumulate on the Preferred Stock at a rate of 3.875% per annum, and are payable quarterly in arrears.  The payments on such dividends may be paid in cash or, at our option, in shares of our common stock.  We may only pay such dividends in shares of common stock on or after August 1, 2018, subject to an aggregate share cap and so long as we have paid full cumulative dividends on the Preferred Stock for all past dividend periods, and there is adequate current public information with respect to the Company and no volume limitations would apply to the resale of such shares, in each case under Rule 144 under the Securities Act.

The Preferred Stock is convertible at the option of the holders at any time into shares of the Company’s common stock at an initial conversion rate of 27.77778 shares of the Company’s common stock per share of Preferred Stock (which is equal to an initial conversion price of approximately $36.00 per share of the Company’s common stock), subject to certain customary anti-dilution adjustments. If at any time after May 3, 2020, the closing sale price of our common stock exceeds 150% of the then applicable conversion price of the Preferred Stock for at least 20 trading days during a period of 30 consecutive trading days, the Company may cause some or all of the Preferred Stock to be converted into shares of common stock at the then applicable conversion rate.  Upon the conversion of the Preferred Stock into common stock, we are required to pay all accumulated but unpaid dividends in additional shares of common stock valued at the then applicable conversion price on the date of such conversion.

Holders of Series A Preferred Stock (but not the Series A-1 Preferred Stock) are entitled to vote generally with the holders of common stock on an as-converted basis (including with respect to election of the members of our Board).  Holders of Series A Preferred Stock are also entitled to certain limited special approval rights, including with respect to amendments to the Company’s organizational documents that have an adverse effect on the Series A Preferred Stock, certain issuances of senior or pari passu securities, certain purchases, redemptions or other acquisitions of junior securities or payments, dividends or distributions thereon.  In addition, so long as any shares of Series A Preferred Stock (but not the Series A-1 Preferred Stock) are outstanding and the Purchaser and its affiliates collectively beneficially own at least a majority of the shares of Preferred Stock beneficially owned by such holders immediately following the Closing, the holders of Series A Preferred Stock, voting as a separate class by majority vote, are entitled to elect one director to serve on our Board.

Holders of Series A-1 Preferred Stock generally have no voting rights except as required by law and with respect to amendments to the Company’s organizational documents that have an adverse effect on the Series A-1 Preferred Stock.  At such time as any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 applicable to the acquisition of shares of Preferred Stock expires or is terminated, all shares of the Series A-1 Preferred Stock then issued and outstanding shall immediately and automatically convert on a one for one basis to shares of Series A Preferred Stock (the “HSR Conversion”).  Upon such HSR Conversion, all accumulated but unpaid dividends on such shares of Series A-1 Preferred Stock immediately prior to such HSR Conversion will be converted into an equivalent amount of accumulated but unpaid dividends on shares of Series A Preferred Stock immediately following such HSR Conversion.

With certain exceptions, upon a Fundamental Change (as defined in the Certificates of Designations), the holders of the Preferred Stock may require that the Company repurchase for cash all or any whole number of shares of Preferred Stock at a per-share repurchase price equal to 100% of the liquidation preference of such shares, plus accumulated and unpaid dividends.  If we fail to effect such repurchase, the dividend rate on the Preferred Stock will increase by 1% per annum and an additional 1% per annum on each anniversary of the date that the Company is required to effect such repurchase, during the period in which such failure to effect the repurchase is continuing, except that the dividend rate will not increase to more than 6.875% per annum.  The definition of Fundamental Change includes a sale of substantially all the Company’s assets, a change of control of the Company by way of a tender offer, merger or similar event, the adoption of a plan relating to the Company’s liquidation or dissolution and certain delistings of our common stock, except in certain cases described in the Certificates of Designations in which the consideration received or to be received by the Company’s common stockholders in a sale or change of control transaction consists primarily of publicly listed and traded securities.

Holders of Preferred Stock that are converted in connection with a Make-Whole Fundamental Change, as defined in the Certificates of Designations, are, under certain circumstances, entitled to an increase in the conversion rate for such shares of Preferred Stock based on the effective date of such event and the applicable price attributable to the event as set forth in a table contained in the Certificates of Designations. The definition of Make-Whole Fundamental Change includes a sale of substantially all the Company’s assets, a change of control of the Company by way of a tender offer, merger or similar event, the adoption of a plan relating to the Company’s liquidation or dissolution and certain delistings of our common stock.

If any shares of Preferred Stock have not been converted into common stock prior to May 3, 2024 (the “Maturity Date”), the Company will be required to repurchase such shares at a repurchase price equal to the liquidation preference of the repurchased shares plus the amount of accumulated and unpaid dividends thereon.  If we fail to effect such repurchase, the dividend rate on the Preferred Stock will increase by 1% per annum and an additional 1% per annum on each anniversary of the Maturity Date during the period in which such failure to effect the repurchase is continuing, except that the dividend rate will not increase to more than 6.875% per annum.

Pursuant to the Certificates of Designations and the Investment Agreement, we have, to the fullest extent permitted by the Delaware General Corporation Law, renounced any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity or classes or categories of business opportunities that may be a corporate opportunity for the Purchaser, its director designees or their respective affiliates, as well as their respective principals, directors, general partners, officers, employees, agents and representatives acting on their behalf, except to the extent any such opportunity which is expressly offered to, or comes to the knowledge of, any of such persons solely in his or her capacity as a member of the Board.

The foregoing description of the Certificates of Designations is qualified in its entirety by reference to the Certificates of Designations, which are attached hereto as Exhibits 3.1 and 3.2 and incorporated herein by reference.

Item 8.01.  Other Events

On April 30, 2017, the Board authorized a share repurchase program of up to $30 million of the Company’s common stock over the next 12 months. Share repurchases under the program may be made through open market purchases or privately negotiated transactions in accordance with applicable federal securities laws, including Rule 10b-18 of the Exchange Act. While the Board has approved the share purchasing guidelines, the timing of repurchases and the exact number of shares of common stock to be purchased will be determined by the Company’s management, at its discretion, and will depend upon market conditions and other factors. The program will be funded using the Company’s cash on hand and cash generated from operations. The program may be extended, suspended or discontinued at any time.

On May 3, 2017, the Company issued a press release announcing its entry into the Investment Agreement, the closing of the transactions contemplated thereby and the Company’s share repurchase program. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits

(d)         Exhibits

Exhibit No.	Description

3.1	Certificate of the Powers, Designations, Preferences and Rights of the 3.875% Series A Convertible Preferred Stock

3.2	Certificate of the Powers, Designations, Preferences and Rights of the 3.875% Series A-1 Convertible Preferred Stock

10.1	Investment Agreement, dated as of May 3, 2017, between the Company and Orogen Viper LLC

10.2	Amendment No. 1 to Credit Agreement with JPMorgan Chase Bank, N.A. and the lenders party thereto

99.1	Press Release issued by Virtusa Corporation on May 3, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Virtusa Corporation

Date: May 3, 2017	By:	/s/ Ranjan Kalia
Ranjan Kalia
Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of the Powers, Designations, Preferences and Rights of the 3.875% Series A Convertible Preferred Stock

3.2	Certificate of the Powers, Designations, Preferences and Rights of the 3.875% Series A-1 Convertible Preferred Stock

10.1	Investment Agreement, dated as of May 3, 2017, between the Company and Orogen Viper LLC

10.2	Amendment No. 1 to Credit Agreement with JPMorgan Chase Bank, N.A. and the lenders party thereto

99.1	Press Release issued by Virtusa Corporation on May 3, 2017